Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES REDEMPTION OF ALL OF ITS REMAINING 9.25% SENIOR NOTES DUE 2013

NEW YORK, NY, December 20, 2010 – Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that it intends to redeem all of its 9.25% Senior Notes due 2013 (CUSIP 588056AH4) (the “Notes”), of which $20,543,000 in aggregate principal amount remain outstanding. A notice of redemption (the “Redemption Notice”) pursuant to the terms of the indenture governing the Notes (the “Indenture”) is being distributed by Wells Fargo Bank, National Association, the trustee under the Indenture. The Redemption Notice stipulates a redemption date of February 15, 2011 (the “Redemption Date”), and a redemption price of 100.00 percent of the principal amount of Notes redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date.

Questions regarding this redemption should be directed to Wells Fargo Bank, National Association by telephone at (800) 344-5128 or by facsimile at (612) 667-6282. This news release is for information purposes only and is not an offer to buy any securities.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com. Information found on the Company’s website is not incorporated herein by reference.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	FD Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600